Consolidated Financial Statements

(Expressed in Canadian dollars)

LINGO MEDIA INC.

March 31, 2006 and 2005

(Unaudited)

The consolidated balance sheet of Lingo Media Inc. as at March 31, 2006 and the consolidated statements of operations, deficits and cash flows for the three months then ended have not been reviewed by the Company's auditors. These financial statements are the responsibility of the management and have been reviewed and approved by the Company's Audit Committee.

LINGO MEDIA INC.

Consolidated Interim Balance Sheets

(Expressed in Canadian dollars)

(Unaudited)

	March 31 2006	December 31 2005

Assets
Current assets:
Cash	$ 14,779	$ 144,337
Accounts and grants receivable (note 2)	533,511	488,303
Inventory	33,444	34,084
Prepaid and sundry assets	123,879	134,348
	705,613	801,072
Investment and advances (note 3)	182,520	182,520
Deferred costs (note 3)	132,722	117,102
Property and equipment, net	48,076	48,770
Development costs, net	416,928	408,633
Acquired publishing content, net	35,336	53,003
	$ 1,521,195	$ 1,611,100

Liabilities and Shareholders' Equity

Current liabilities:
Bank loan (note 4)	$ 130,000	$ 110,000
Accounts payable	330,603	247,547
Accrued liabilities	41,191	63,844
Unearned revenue	123,000	-
Loan payable (note 5)	52,992	101,929
	677,786	523,320
Shareholders' equity:
Capital stock (note 6)	3,999,916	3,996,971
Contribute surplus	350,761	288,437
Warrants	30,849	30,849
Deficit	(3,538,117)	(3,228,477)
	843,409	1,087,780
	$1,521,195	$ 1,611,100

See accompanying notes to consolidated interim financial statements.

Approved on behalf of the Board:

______________________________

Director

______________________________

Director

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Expressed in Canadian dollars)

(Unaudited)

For the three months ended March 31	2006	2005
Deficit, beginning of year	$ (3,228,477)	$ (2,502,745)
Net loss for the period	(309,640)	(265,630)
Deficit, end of period	$ (3,538,117)	$ (2,768,375)

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Operations

(Expressed in Canadian dollars)

(Unaudited)

For the three months ended March 31	2006	2005
Revenue (note 8)	$ 2,397	$ 5,474
Direct costs	1,235	2,783
Margin	1,162	2,691

Expenses:
General and administrative	187,927	171,738
Amortization	66,268	54,244
Stock-based compensation	62,325	37,738
Interest and other financial expenses	3,282	4,600
	310,802	268,320
Loss before income taxes and other taxes	(309,640)	(265,630)
Income taxes and other taxes	-	-
Net loss for the year	(309,640)	(265,630)
Loss per share	$ (0.01)	$ (0.01)
Weighted average number of common shares outstanding	26,070,589	23,992,239

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited)

For the three months ended March 31	2006	2005
Cash flows provided by (used in):
Operations:
Net loss for the year	$ (309,640)	$ (265,630)
Items not affecting cash:
Amortization of property and equipment	2,401	3,192
Amortization of development costs	46,199	33,838
Amortization of acquired publishing content	17,668	17,667
Stock-based compensation	62,325	37,738
Change in non-cash balances related to operations
Accounts and grants receivable	(45,208)	104,640
Inventory	640	1,290
Prepaid and sundry assets	10,469	27,089
Accounts payable	83,056	(58,292)
Accrued liabilities	(22,653)	3,227
Unearned revenue	123,000	73,202
Cash (used in) operating activities	(31,743)	(22,039)

Financing:
Increase in bank loan	20,000	20,000
(Repayment) Increase of loans payable	(48,937)	40,152
Issuance of capital stock	2,945	-
Cash (used in) provided by financing activities	(25,992)	60,152

Investing:
Purchase of property and equipment	(1,707)	-
Deferred costs	915,620)	-
Development costs	(54,496)	(8,747)
Cash (used in) investing activities	(71,823)	(8,747)
Decrease) increase in cash	(129,558)	29,366
Cash, beginning of period	144,337	29,791
Cash, end of period	$ 14,.779	$ 59,157
Supplemental cash flow information:
Income taxes and other taxes paid	$ 12,406	$ 24,170
Interest paid	$ 2,218	$ 2,505

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Notes to Interim Consolidated Financial Statements

(Expressed in Canadian dollars)

March 31, 2006 and 2005

(Unaudited)

Lingo Media Inc. (the "Company") develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for the educational school market in Canada.

1.    Significant accounting policies:

(a)

Basis of presentation:

The disclosures contained in these unaudited interim consolidated financial statements do not include all the requirements of generally accepted accounting principles (GAAP) for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2005.

The unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of March 31, 2006 and the results of operations and cash flows for the three months ended March 31, 2006 and 2005.

 2.       Accounts and grants receivable:

    Accounts and grants receivable consist of:

	Mar. 2006	Dec. 2005
Trade receivables	$ 496,364	$ 466,483
Grants receivables	37,147	21,820
Total	$ 533,511	$488,303

3.        Deferred costs, investment and advances:

In June 2005, the Company signed a definitive Joint Venture Agreement ("JV Agreement") with Sanlong Cultural Communication Co. Ltd. ("Sanlong"). The joint venture company will be known as Hebei Jintu Education Book Co. Ltd. ("Jintu").  Jintu will continue Sanlong's recently launched direct-to-consumer business of distributing educational newspapers and product extensions located in Shijiazhuang, Hebei Province, China. Under the JV Agreement, Lingo Media will invest approximately CDN $365,000 (¥2,550,000 RMB) for its 51% share of Jintu. The closing is subject to government approval in China.

Pursuant to the June 2005 agreement, as at March 31, 2006 the Company advanced funds for working capital to Sanlong through a trust of $182,520 with a view to establishing Jintu and incurred $132,722 in expenditures related to pre-operating costs.

4.      Bank loan:

In May 2004, the company negotiated a line of credit of $150,000 with its bank. The line of credit bears interest at prime plus 2.5% per annum, is due on demand, and is secured by the Company's accounts receivables from customers in China, which, in turn, are insured by the Export Development Corporation. At March 31, 2006, $130,000 (December 2005: $110,000) of the line of credit was utilized.

LINGO MEDIA INC.

Notes to Interim Consolidated Financial Statements

(Expressed in Canadian dollars)

March 31, 2006 and 2005

(Unaudited)

5.      Loan payable:

The loan payable is due to a director of the Company, bears interest at 12% per annum, is due on demand and is secured by a subordinated general security agreement.

6.

Capital stock:

(a)

Issued

	Common shares
	Number	Amount
Balance, January 1, 2006	27,874,773	$ 3,996,971
Issued:
Option exercised	15,500	2,945
Balance, March 31, 2006	27,890,273	$ 3,999,916

(b)

Options

	Weighted Number of options	Average exercise price
Outstanding, January 1, 2005	3,683,334	$ 0.17
Exercised	(15,500)	0.19
Outstanding, March 31, 2006	3,667,834	$ 0.17
Options exercisable, end of period	2,842,501	$ 0.17

(c)

Warrants

 As of March 31, 2006, the Company had 1,837,500 (December 2005: 1,837,500) warrants and 118,650 (December 2005:118,650) compensation warrants outstanding.

7.    Government grants:

Included as a reduction of general and administrative expenses are government grants of $35,392 (2004 - $182,506), relating to the Company's publishing projects in China and Canada.

Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the year, the conditions for the repayment of grants did not arise and no liability was recorded.

LINGO MEDIA INC.

Notes to Interim Consolidated Financial Statements

(Expressed in Canadian dollars)

March 31, 2006 and 2005

(Unaudited)

8.       Segmented information:

The Company operates as an international business and has no distinct reportable business segments.

The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for educational school market in Canada.

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

	2006	2005
Canada	$ 2,397	$ 5,474
China	-	-
	$ 2,397	$ 5,474

The majority of the Company's identifiable assets as at March 31, 2006 are located in Canada, except for $182,520 (December 2005: $182,520) that are located in China.

9.  Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

These consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Except as set out below, these financial statements also comply, in all material aspects, with the United States generally accepted accounting principles.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:

Three months ended March 31	2006	2005

Loss for the year - Canadian GAAP	$ (309,640)	$ (265,630)
Impact of United States GAAP and adjustments:
Amortization of development costs (a)	26,310	33,838
Deferred costs (g)	(15,620)	-
Loss for the year - United States GAAP	$ (298,950)	$ (231,792)

The cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows:

	March 31 2006	December 31 2006
Shareholders' equity - Canadian GAAP	$ 843,409	$ 1,087,780
Development costs (a)	(69,301)	(102,624)
Compensation expense (c)	(243,250)	(243,250)
Deferred costs (g)	(132,722)	(117,102
Shareholders' equity - United States GAAP	$ 398,136	$ 624,804

Under United States GAAP, the amounts shown on the consolidated balance sheets for development costs would be $298,926 (December 2005:$306,009).